Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES

FISCAL YEAR 2012 SECOND QUARTER AND FIRST SIX MONTHS RESULTS

GREEN BAY, WI (May 15, 2012)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of branded contract wet and dry wipes converting in North America and a provider of specialty printing services and business imaging products, today announced that fiscal year 2012 second quarter sales were $24,139,000, down 16% from 2011 second quarter sales. For the first six months of fiscal 2012, sales were $49,816,000, compared to $52,772,000 for the first six months of fiscal 2011, a decrease of 6%.

Net loss per diluted share for the second quarter of fiscal 2012 was $0.12 per share compared to net income of $0.03 per diluted share for the second quarter of fiscal 2011. For the first six months of fiscal 2012, net loss per diluted share was $0.26 per share compared to a net loss per diluted share of $0.01 for the first six months of fiscal 2011.

In commenting on the results, Jim Robinson, Tufco’s President and CEO said, “Our Newton Business Imaging segment continues to experience increased paper costs, which have resulted in reduced gross profit. However, a recently implemented price increase is expected to improve margins. At Green Bay, reduced sales volume, shifts in product sales mix and operating inefficiencies resulted in reduced gross profit.”

“We continue to focus on increasing sales volume, improving product sales mix, new product development and cost reduction activities. Some of these initiatives and activities have required start-up or one-time expenses,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2012 results in comparison to fiscal 2011 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the slow economic recovery from the recent economic downturn, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses, the Company’s ability to increase sales and earnings as a result of new projects and services, the Company’s ability to successfully install new equipment on a timely basis and to improve productivity through equipment upgrades, the Company’s ability to continue to produce new products, the Company’s ability to comply with the financial covenants in its credit facility, the Company’s ability to extend or refinance its credit facility upon expiration, the Company’s ability to return to profitability and then continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in 000’s)

	March 31, 2012	September 30, 2011
ASSETS
Cash	$9	$8
Accounts Receivable - Net	12,085	15,363
Inventories - Net	17,514	14,200
Other Current Assets	1,528	1,335

Total Current Assets	31,136	30,906
Property, Plant and Equipment - Net	16,727	17,027
Goodwill - Net	7,212	7,212
Other Assets	131	136

Total	$55,206	$55,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving Line of Credit	$7,033	$6,449
Current Portion of Note Payable	266	259
Accounts Payable	10,100	8,968
Accrued Liabilities	681	572
Other Current Liabilities	447	470

Total Current Liabilities	18,527	16,718
Long-Term Debt	633	768
Deferred Income Taxes	1,423	2,085
Common Stock and Paid-in Capital	25,615	25,596
Retained Earnings	11,165	12,271
Treasury Stock	(2,157)	(2,157)

Total Stockholders’ Equity	34,623	35,710

Total	$55,206	$55,281

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in 000’s except share and per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Net Sales	$24,139	$28,611	$49,816	$52,772
Cost of Sales	23,416	26,886	48,659	49,944

Gross Profit	723	1,725	1,157	2,828
SG&A Expense	1,444	1,489	2,791	2,829

Operating (Loss) Income	(721)	236	(1,634)	(1)
Interest Expense	70	68	137	132
Interest Income and Other Income	—	(31)	(8)	(48)

(Loss) Income Before Income Taxes	(791)	199	(1,763)	(85)
Income Tax (Benefit) Expense	(295)	74	(657)	(32)

Net (Loss) Income	$(496)	$125	$(1,106)	$(53)

Net (Loss) Income Per Share:
Basic	$(0.12)	$0.03	$(0.26)	$(0.01)
Diluted	$(0.12)	$0.03	$(0.26)	$(0.01)
Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947	4,308,947	4,308,947
Diluted	4,308,947	4,309,609	4,308,947	4,308,947